Exhibit 99.1

Contact:

Stacey Jurchison	Bridget Hall
PharmAthene, Inc.	Avecia Biologics
Phone: 410-571-8925	Phone:+44 1642 367320
jurchisons@pharmathene.com	bridget.hall@avecia.com

PHARMATHENE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE

BIODEFENSE VACCINES BUSINESS FROM AVECIA

Strategic Acquisition Reinforces PharmAthene’s Status as a Premier Biodefense Company;

Creates Expanded Biodefense Pipeline

ANNAPOLIS, MD, and TEES VALLEY, UK, March 20, 2008 - PharmAthene, Inc., a biodefense company specializing in the development and commercialization of medical countermeasures against biological and chemical threats, and Avecia Biologics Limited, a contract manufacturer of biopharmaceuticals, announced today that the companies have entered into a definitive sale and purchase agreement under which PharmAthene will acquire all of the assets and intellectual property related to Avecia’s biodefense vaccines business.  This includes a second generation recombinant Protective Antigen (rPA) anthrax vaccine, a recombinant dual antigen plague vaccine, and a third generation rPA anthrax vaccine program. As part of this agreement, PharmAthene and Avecia Biologics have entered into a long-term manufacturing contract for the supply of these vaccine drug substances to PharmAthene.

David P. Wright, President and Chief Executive Officer of PharmAthene, commented, “Our acquisition of Avecia’s biodefense vaccine assets significantly advances PharmAthene’s strategy of building a leading biodefense company with a comprehensive portfolio of medical countermeasures that specifically meet the requirements for procurement established by the United States Government.   Importantly, the rPA anthrax vaccine presents a promising near-term procurement opportunity for PharmAthene based upon a recently issued government solicitation outlining requirements to procure 25 million doses of an rPA vaccine.”

Eric I. Richman, PharmAthene’s Senior Vice President of Business Development & Strategic Planning commented, “Our two companies have a proven track record in successfully collaborating with the U.S. and U.K. Governments in the development of biodefense medical countermeasures.  Avecia’s vaccine technologies were acquired from the Defence Science and Technology Laboratory (Dstl), part of the UK Ministry of Defence, and they have maintained an outstanding partnership with Dstl in pursuit of the advancement of these programs.  To date, Avecia has been awarded government grant and contract funding of $220 million for its biodefense vaccine programs.  PharmAthene has been awarded government grant and contract funding of up to $260 million, provided that certain milestones are achieved and that all contract options and extensions are exercised by the government.”

Sale and Purchase Agreement

Under the sale and purchase agreement, PharmAthene will acquire all of the assets and intellectual property related exclusively to Avecia’s rPA anthrax vaccine programs and plague vaccine programs. Approximately 50 employees from Avecia’s UK office will transfer to PharmAthene but remain based in the UK. In consideration for these assets, PharmAthene will provide to Avecia a cash payment of $20 million, which is to be comprised of $10 million at closing and $10 million within twelve months from the date of closing of the acquisition.  In addition, Avecia will be eligible to receive milestone payments totaling $20 million in the aggregate, contingent upon receipt of procurement contracts for the anthrax rPA vaccines and the plague vaccine, and royalties on sales to the U.S. government.

Broad Oak Partners and Piper Jaffray Ltd. acted as financial advisors to PharmAthene and Avecia, respectively.

“PharmAthene was clearly the ideal candidate for our biodefense vaccines business as their team possesses important regulatory, advanced development, commercial and government contracting experience, particularly in the field of vaccine development and commercialization.  We believe that under PharmAthene’s ownership the prospects for these vaccines will be further enhanced.  As continuing manufacturers of the drug substance, this is to the advantage of Avecia’s core contract manufacturing business. The sale will focus all Avecia’s activities on its core areas of contract manufacture of microbial biologics and oligonucleotides,” Adrian Buckmaster, CEO of Avecia commented.

Kevin Price, Senior Vice President Vaccines Business, Avecia Biologics Ltd. commented, “We are confident that the combined capabilities of Avecia and PharmAthene will significantly enhance the overall timeliness and opportunity for success of the development and commercialization programs.”

Following completion of the sale and purchase agreement, PharmAthene’s biodefense portfolio will include:

•                  a recombinant Protective Antigen (rPA) anthrax vaccine

•                  Valortim™, a fully human monoclonal antibody being co-developed with Medarex for the prevention and treatment of anthrax infection

•                  Protexia® a novel bioscavenger to prevent and treat organophosphate nerve agent poisoning

•                  a new type of plague vaccine based on recombinant technology manufactured in E coli

•                  A third generation rPA anthrax vaccine program

rPA Anthrax Vaccine

In February 2008 the Department of Health and Human Services (DHHS) issued a formal solicitation (Request for Proposals) for an Anthrax Recombinant Protective Antigen (rPA) Vaccine for the

Strategic National Stockpile (SNS).  The solicitation outlines a requirement to procure 25 million doses of an rPA anthrax vaccine.

Avecia’s rPA vaccine, which has completed Phase II clinical testing, is a second generation rPA anthrax vaccine for use against human anthrax infection.  The objective of the program is to develop, through FDA approval, an rPA-based anthrax vaccine that can be stored, transported and used without the need for a conventional cold chain — an important advantage for civilian biodefense deployment under the Strategic National Stockpile.

“There is currently a tremendous unmet need for a second generation anthrax vaccine that offers the potential for improved safety and convenience,” said Mr. Wright.  “We believe Avecia’s vaccine is well positioned to meet this requirement, as it is a highly purified recombinant form of a single protein — protective antigen (PA), which is produced using standard biotechnology processes.  In preclinical and clinical studies the vaccine has been shown to produce a vaccine-induced antibody response and was safe and well tolerated.  If these results are confirmed in future studies, we believe this vaccine could prove to be a superior choice for procurement in the Strategic National Stockpile for civilian defense against anthrax threats.”

Conference Call and Webcast

PharmAthene management will be hosting a conference call beginning at 4:30 pm Eastern Time today, Thursday, March 20, 2008, to discuss the Avecia deal in addition to the Company’s year-end 2007 results.  The dial-in number within the United States is 800-561-2813.  The dial-in number for international callers is 617-614-3529.  The participant pass code is 25398564.

A replay of the conference call will be available for 30 days, beginning at approximately 6:30 pm Eastern Time Thursday, March 20, 2008 until approximately 11:50 p.m. Eastern Time April 17, 2008.  The dial-in number from within the United States is 888-286-8010.   For international callers, the dial-in number is 617-801-6888.  The participant pass code is 99739488.

The conference call will also be webcast and can be accessed from the company’s website at www.pharmathene.com.  A link to the webcast may be found on both the Home Page and also under the Investor Relations section of the website.  The webcast will be available for 30 days, or until approximately Thursday, April 17, 2008.

About PharmAthene, Inc.

PharmAthene (AMEX:PIP) was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons.  PharmAthene’s lead programs include Valortim™ for the prevention and treatment of anthrax infection and Protexia® for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents. For more information on PharmAthene, please visit www.PharmAthene.com.

About Avecia

Avecia is a privately owned biotechnology group of companies with recognized world leading positions in the process development and manufacture of biopharmaceuticals (Avecia Biologics Ltd) and oligonucleotide medicines (Avecia Biotechnology Inc).  Avecia Biologics has specific expertise in the invention and development of processes for microbial-derived biopharmaceuticals and vaccines and has cGMP manufacture for early clinical phases through to validation and commercialisation.  The Company’s Tees Valley, UK site has been developing processes and making protein-based biopharmaceuticals to cGMP since 1998.  Process development and cGMP manufacture of the rPA anthrax vaccine and the plague vaccine, have been carried out at this site since 2000. Avecia Biotechnology Inc is a leader in the field of contract manufacture of oligonucleotides at its facility in Milford Massachusetts.

Forward Looking Statement

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; “could”; or similar statements are forward-looking statements.  PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements.  Risks and uncertainties include the advancement of PharmAthene’s strategy, its ability to expand its business, to meet any US government requirements, or its ability to enhance the timelines or opportunity for success of its programs, as well as risks detailed from time to time in PharmAthene’s public disclosure filings with the U.S. Securities and Exchange Commission (the “SEC”).  There can be no assurance that PharmAthene’s development efforts will succeed or that developed products will receive required regulatory clearance, or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success or even be procured by the government.  There can be no assurance that the combined company will realize any funding other than the amount already committed.  Copies of PharmAthene’s public disclosure filings are available from its investor relations department.

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